AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT dated as of June 1, 2021, to the Investment Advisory Agreement dated as of November 26, 1999 (the “Agreement”), is entered into by and among Jacob Funds Inc., a Maryland corporation (the “Corporation”), on behalf of the Jacob Internet Fund (the “Fund”), and Jacob Asset Management of New York LLC, a New York limited liability company (the “Adviser”).
RECITALS

WHEREAS, the parties have entered into the Agreement; and

    WHEREAS, the parties desire to amend said Agreement;

    NOW, THEREFORE, the parties agree that the first sentence of Section 5(a) of the Agreement is amended as follows:

In consideration of the foregoing, we will pay you an annual fee equal to 1.25% on the first $250 million of the annual average daily net assets of the Fund, and 0.90% of the annual average daily net assets of the Fund over $250 million.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

JACOB FUNDS INC.,
ON BEHALF OF THE JACOB INTERNET FUND

By:     /s/ Ryan I. Jacob

Name: Ryan I. Jacob

Title: President and CEO

JACOB ASSET MANAGEMENT OF NEW YORK LLC

By:         /s/ Ryan I. Jacob

Name: Ryan I. Jacob

Title: Chairman and CEO
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